Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 13, 2009 (which includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement (FASB) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106 and 132(R) and FASB No. 123(R), Share Based Payments in 2006 and FASB No. 157, Fair Value Measurements, and No. 159, the Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115, in 2008) with respect to the consolidated financial statements and internal control over financial reporting of Harleysville National Corporation and subsidiaries appearing in the 2008 Annual Report on Form 10-K of Harleysville National Corporation for the year ended December 31, 2008 which is incorporated by reference in this First Niagara Financial Group, Inc. Registration Statement and Prospectus. We consent to the incorporation by reference in the First Niagara Financial Group, Inc. Amendment No.1 of this Registration Statement and Prospectus (File No. 333-162410) of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
October 23, 2009